Exhibit 99.1

Contacts:	Fred Adams, Jr., Chairman Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS NAMES DOLPH BAKER
PRESIDENT AND CHIEF EXECUTIVE OFFICER

JACKSON, Miss. (October 15, 2010) — Cal-Maine Foods, Inc. (NASDAQ/NM:CALM) today announced the election of Adolphus “Dolph” B. Baker as President and Chief Executive Officer  at the Company’s Board of Director’s meeting held today.  Baker will succeed Fred Adams, Jr., as Chief Executive Officer.  Adams will continue in his current position as Chairman of the Board of Directors.

Baker was elected President and Chief Operating Officer of Cal-Maine in January 1997.  Prior to this, he served as Vice President and Director of Marketing.  Baker joined the Company in 1986 and was elected a director in 1991.  Baker is a past chairman of American Egg Board, United Egg Producers, and Egg Clearinghouse, Inc. and is currently a director of Mississippi Poultry Association, United Egg Producers, Eggland’s Best, Inc., Trustmark National Bank and Trustmark Corporation. He is a graduate of Mississippi State University with a degree in Business Administration.

Commenting on the election, Adams said, “This announcement reflects both the Board’s and my conviction that the time is right for this transition and reaffirms our belief that Dolph Baker is the right individual to continue the Company’s track record of growth and commitment to excellence.  During his tenure with Cal-Maine, he has demonstrated the leadership and operational skills needed to strategically position the Company for continued success.  He has served the Company well and has earned the full support and confidence of everyone associated with Cal-Maine.”

“Fred Adams has been the driving force for the development of our Company for over 50 years,” added Baker.  “Our growth and success over the years speak directly to his vision and leadership capabilities.   Since our founding, he has led Cal-Maine’s evolution from Adams Foods, Incorporated into the largest producer and distributor of fresh shell eggs in the United States. Succeeding him is a great honor.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

-END-